Filed pursuant to
                                                  Rule 424(b)(3) and Rule 424(c)
                                                      Registration No. 333-38321


                           Prospectus Supplement No. 1
                             dated January 31, 2000
                     (to Prospectus dated October 21, 1997)

                               Vail Resorts, Inc.


     This prospectus supplement supplements the information contained in the prospectus of Vail Resorts, Inc., a Delaware corporation, dated October 21, 1997. The prospectus relates to 3,545,510 shares common stock, par value $.01 per share, of the company. The prospectus may be used by certain selling stockholders to sell shares of common stock that they may acquire pursuant to the Vail Resorts, Inc. 1993 Stock Option Plan and the 1996 Long Term Incentive and Share Award Plan.

     The purpose of this prospectus supplement is to update the information contained in the prospectus in order to reflect changes which have occurred subsequent to the date of the prospectus.

     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.

                              Selling Stockholders

     The following table sets forth the name and relationship to the company of each selling stockholder who is, or may be deemed to be, one of our affiliates. Each selling stockholder holds options to acquire our common stock, pursuant to the 1993 and 1996 plans, or holds restricted shares, pursuant to the 1996 plan. The table indicates the number of shares of common stock that each selling stockholder may currently acquire pursuant to the exercise of the options mentioned above and the number of restricted shares currently held by each selling stockholder.




------------------------------------------------------------------------------------------------------------------------
          Name                    Position             Number of Shares     Number of Shares to be   Number of Shares
                                                           Owned(1)           Offered by Selling     owned after the
                                                                                 Stockholders          Offering(2)
------------------------------------------------------------------------------------------------------------------------

 Adam M. Aron            Chairman of the Board and          560,500               557,500                 3,000
                         Chief Executive Officer

 Roger T. Beck           Senior Vice President,             47,000                 47,000                   -
                         Vail Resorts Development
                         Company

 Andrew P. Daly          President and Director             308,830               305,320                 3,510

 James P. Donohue        Senior Vice President and          93,000                 93,000                   -
                         Chief Financial Officer

 John McD. Garnsey       Senior Vice President and          42,000                 42,000                   -
                         Chief Operating Officer
                         for Beaver Creek

 William A. Jensen       Senior Vice President and          56,600                 56,500                  100
                         Chief Operating Officer
                         for Vail

 Bruce W. Mainzer        Senior Vice President of           42,000                 42,000                   -
                         Marketing and Sales

 James S. Mandel         Senior Vice President,            164,300(3)             164,300                   -
                         Vail Resorts Development
                         Company

 Martha D. Rehm          Senior Vice President,             40,536                 40,000                  536
                         General Counsel and
                         Secretary

----------

1 For each selling stockholder this includes (i) shares of our common stock owned as of January 15, 2000, (ii) shares of our common stock underlying options which are exercisable within 60 days of January 15, 2000, (iii) shares of our common stock underlying options granted under the plans, whether or not exercisable as of, or within sixty days of, January 15, 2000 and (iv) in the case of Messrs. Aron, Daly and Donohue, 37,500 shares, 12,500 shares and 12,000 shares, respectively, of restricted shares issued pursuant to the 1996 plan, regardless of when these restricted shares vest.

2    Assumes the sale of all shares eligible to be sold.

3 Excludes 1,000 shares of common stock owned by Mr. Mandel's wife's individual retirement account as to which Mr. Mandel disclaims beneficial ownership.




------------------------------------------------------------------------------------------------------------------------
          Name                    Position             Number of Shares     Number of Shares to be   Number of Shares
                                                           Owned(1)           Offered by Selling     owned after the
                                                                                 Stockholders          Offering(2)
------------------------------------------------------------------------------------------------------------------------

 John W. Rutter          Senior Vice President and          42,480                 42,000                  480
                         Chief Operating Officer
                         for Keystone

 Paul A. Testwuide       Senior Vice President of           82,870                 81,916                  954
                         Resorts Projects for Vail

 James P. Thompson       President, Vail Resorts            197,170               195,960                 1,210
                         Development Company

 Porter Wharton III      Senior Vice President of           40,000                 40,000                   -
                         Public Affairs
------------------------------------------------------------------------------------------------------------------------


     We cannot assure you that any of the selling stockholders will sell any or all of the shares of the common stock offered by them under the prospectus. We may amend or further supplement the prospectus from time to time to add or delete persons who have acquired or will acquire shares of common stock under the 1993 or 1996 plans or who are no longer control persons of the company.